                                  EXHIBIT 4.2
                                  -----------

                    Investment Election Form of CharterBank.

                            Investment Election Form
                            ------------------------

                       Participant Election to Invest in

          Charter Financial Corporation Stock ("Employer Stock Fund")

                            CharterBank 401(k) Plan

If you would like to participate in the Offering using amounts currently in your account in the Bank's 401(k) Plan, please complete this form and return it to Phyllis Boyett in the Human Resources Department by no later than 10:00 a.m. on August 31, 2001.

Participant's Name (please print):______________________________________________
Social Security Number: ________________________________________________________
Address:________________________________________________________________________
                Street                      City         State      Zip Code

1. Background Information

     Charter Financial Corporation will be issuing shares of common stock, par value $0.01 per share (the "Common Stock"), to certain depositors and the public (the "Offering") in connection with the reorganization of CharterBank from a mutual holding company to a stock holding company structure (the
"Reorganization").

     Participants in the CharterBank 401(k) Plan (the "Plan") are being given an opportunity to direct the trustee of the Plan (the "Trustee") to purchase Common Stock in the Offering with amounts currently in their Plan account. In connection therewith, a new investment fund under the Plan--the "Employer Stock Fund"--comprised primarily of Common Stock is being established. Participants are also being given the opportunity, after the Offering, to direct future pay deferrals under the Plan to the Employer Stock Fund.

     Prior to making a decision to direct the Trustee to purchase Common Stock, we strongly urge you to carefully review the Prospectus and the Summary Plan Description that accompany this Investment Election Form. Your decision to direct the transfer of amounts credited to your account balances to the Employer Stock Fund in order to purchase shares of Common Stock in connection with the Offering is irrevocable. Notwithstanding this irrevocability, Participants may transfer out some or all of their shares in the Employer Stock Fund, if any, and into one or more of the Plan's other investment funds at such times as are provided for under the Plan's rules for such transfers.

     Investing in any stock entails some risks and we encourage you to discuss your investment decision with your investment advisor. Neither the Trustee nor the Plan Administrator is authorized to make any representations about this investment. You should not rely on any information other than information contained in the Prospectus and the Summary Plan Description in making your investment decision.

     Any shares purchased by the Plan based on your election will be subject to the conditions and restrictions otherwise applicable to Common Stock purchased directly by you in the Offering. These restrictions are described in the Prospectus.

2. Investment Elections

     If you would like to participate in the Offering with amounts currently in your 401(k) Plan, please indicate the amount you wish to purchase and what percentage of each of your current funds you would like to transfer into the Employer Stock Fund below. In calculating the number of shares of Common Stock that the Trustee will purchase in the Offering based on your election, the Trustee will use your 401(k) account balances as of the date on which your order is processed.

     In the event that the Trustee is unable to use the total amount that you elect below to have transferred into the Employer Stock Fund to purchase Common Stock due to an oversubscription in the Offering, the amount that is not invested in the Employer Stock Fund will be reallocated among your other 401(k) fund investments in the same manner that your current elective pay deferrals are being allocated.

     I would like to purchase the following number of shares of Common Stock: _________. ($10.00 per share)

     Check the following box if you wish to have funds transferred from your current 401(k) Plan investments pro rata [_].

     Otherwise, indicate the whole percentage to be transferred from one or more
                             -----                                   -----------
        of the following funds into the Employer Stock Fund:


Percentage  From Fund                      Percentage  From Fund

       __%  BOA-Fixed                             __%  Drey S&P 500 Index Fund
       __%  Nat Money Market Fnd Cls R            __%  Janus Fund
       __%  Drey A Bonds Plus                     __%  Janus Worldwide Fnd
       __%  Nat IntUSGovtBond Fnd Cls D           __%  Temp Foreign Fnd Cls A
       __%  Drey Balanced Fnd                     __%  Am Cent Ultra Fnd IC
       __%  Fid Adv Balanced Fnd Cls A            __%  Drey Em Leaders Fnd
       __%  Fid Adv High Yld Fnd Cls T            __%  Janus Twenty Fnd
       __%  Am Cent Income & Grwth AC             __%  War Pin Emg Grth CS

Note: If you do not complete the information above, you will not participate in the Offering by using your 401(k) Plan funds.

3. Purchaser Information

     The ability of participants in the Plan to purchase Common Stock in the Reorganization and to direct their current account balances into the Employer Stock Fund is based upon the participant's status as an Eligible Account Holder or Supplemental Eligible Account Holder. Please indicate your status.

     a.[_] Eligible Account Holder-Check here if you were a depositor with $50.00 or more on deposit with CharterBank as of September 30, 1999.

     b.[_] Supplemental Eligible Account Holder-Check here if you were a depositor with $50.00 or more on deposit with CharterBank as of June 30, 2001, but are not an Eligible Account Holder.

     c.[_] Employee of CharterBank who does not otherwise qualify as an Eligible Account Holder or Supplemental Eligible Account Holder.

4. Participant Signature and Acknowledgment - Required

By signing this Election Form, I authorize and direct the Plan Administrator and Trustee to carry out my instructions. I acknowledge that I have been provided with and have read a copy of the Prospectus and Summary Plan Description relating to the issuance of Common Stock that accompany this Investment Election Form. I am aware of the risks involved in investing in Common Stock and understand that the Trustee and Plan Administrator are not responsible for my choice of investment. I understand that my failure to sign this acknowledgment will make this Investment Election Form null and void.


Participant's Signature:________________________________________________________
Date Signed:____________________________________________________________________

    This form must be completed and returned to Phyllis Boyett in the Human Resources Department at the Bank by no later than 10:00 a.m. on August 31, 2001.

This Investment Election Form only covers the investment of your current account balance in the 401(k) Plan in the Employer Stock Fund. If you would like to invest future contributions in the Employer Stock Fund, you will need to change your current investment elections by completing a new investment election form. These forms are available from the Human Resources Department.